Exhibit 10.3

Description of IPO Cash Bonuses

On August 10, 2018, all of the disinterested directors on the board of directors of HyreCar Inc. (the “Company”) approved a one-time cash bonus of $100,000, minus applicable tax withholdings, to each of Andy Bansal, Chairman of the board, and Abhishek Arora, Chief Technology Officer and director, in recognition of their efforts and dedication in furtherance of the Company’s initial public offering (collectively, the “IPO Cash Bonuses”). Messrs. Bansal and Arora will receive the IPO Cash Bonuses on the date of the Company’s next pay date in accordance with its payroll policies.